EXHIBIT 10.27

December 10, 2008

Mr. Douglas B. Hansen
13 Peninsula Road
Belvedere, CA 94920

Re: Transition Agreement

Dear Doug:

This letter agreement (the “Agreement”) confirms the agreement between you and Redwood Trust, Inc. (the “Company”) with respect to your transition from serving as an officer of the Company to serving solely as a non-employee member of the Board of Directors of the Company (the “Board”). This Agreement also serves to amend the terms and conditions of certain outstanding stock options and deferred stock awards granted to you pursuant to the 2002 Redwood Trust, Inc. Incentive Stock Plan to reflect your transition to non-employee director.

You acknowledge and agree that you will resign from your position as President of the Company effective as of 11:59 pm Pacific Standard Time on December 31, 2008, and that you will retire from employment with the Company effective as of 11:59 pm Pacific Standard Time on January 1, 2009. Such retirement on January 1, 2009 shall constitute a termination of your employment pursuant to Section 6(e) of that certain Employment Agreement dated April 7, 2003, by and between you and the Company, as amended.

Through the date of your retirement on January 1, 2009, the Company will continue to provide you with your base salary and standard employee benefits. You will be eligible for a 2008 annual bonus at a percentage equal to the percentage received by George Bull. You will not, however, be eligible to receive an executive equity incentive grant at the end of 2008.

Although you will not be eligible to receive an executive equity incentive grant at the end of 2008, you will be eligible to receive an annual director equity grant in May 2009 equal to that awarded other non-employee members of the Board. You will also be entitled to continued indemnification protection by the Company with respect to your service as a director and as an officer of the Company.

Exhibit A attached hereto sets forth each outstanding Stock Option Grant (the “Options”) and each Deferred Stock Award Agreement (“Deferred Stock Awards,” and together with the Options, the “Awards”) which the Company has granted to you.

Deferred Stock Awards.

This Agreement serves to amend the vesting provisions of your Deferred Stock Awards to reflect your transition to a role as a non-employee member of the Board. Accordingly, each Deferred Stock Award is hereby amended to provide that it shall become fully vested effective on January 1, 2009. In particular, Section 3 of each Deferred Stock Agreement is hereby amended to provide that all unvested Award Shares (as such term is defined in the Deferred Stock Agreements) are fully vested as of January 1, 2009. For the avoidance of doubt, for purposes of the Deferred Stock Agreements and the Company’s Executive Deferred Compensation Plan, your termination of employment with the Company shall constitute a “retirement.” The Award Shares shall continue to be delivered at the time or times provided in their respective Deferred Stock Election Forms and in accordance with the terms of the Company’s Executive Deferred Compensation Plan.

Mr. Douglas B. Hansen
December 10, 2008
Page Two

Options.

This Agreement also serves to amend the provisions of your outstanding Options to reflect your transition to a role as a non-employee member of the Board. Accordingly, each Option is hereby amended to provide that the Option shall remain exercisable through, and for a period of time following, the termination of your relationship with the Company as a director, to the extent each is then vested; provided, however, that in no event shall an Option be exercisable beyond its original expiration date. In particular, Sections 7 and 8 of each Option agreement are hereby amended, as applicable, such that any reference to “Optionee’s relationship as an employee” shall mean “Optionee’s relationship as a director” and any reference to “employment” shall mean “service as a director.” Similarly, Section 9 of each Option agreement is hereby amended, as applicable, to replace any reference to “relationship as an employee” with the phrase “relationship as a director” and any reference to “employment” shall mean “service as a director.” Notwithstanding the foregoing, however, the Options numbered 1930, 2343, 1842 and 2012 on Exhibit A are hereby amended to provide that they shall remain exercisable through the later of (i) January 1, 2012 and (ii) (a) twelve months following the termination of your relationship as a director with the Company by reason of death or disability (as determined pursuant to Sections 7 and 8 of the applicable Options, as amended above) or (b) three months following the termination of your relationship as a director with the Company for any reason other than death or disability; provided, however, that in no event shall an Option be exercisable beyond its original expiration date. For the avoidance of doubt, with respect to the Options numbered 1487, 1842, and 2012 on Exhibit A, you will continue to be entitled to receive Dividend Equivalent Rights pursuant to those outstanding Options until the earlier of the date the related Option has been exercised or is terminated.

Except as amended hereby, your Options and Deferred Stock Awards shall remain subject to the terms and conditions regarding vesting, exercisability and termination as currently set forth in the applicable Award agreements. This letter agreement sets forth our entire understanding and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of the Company in respect of the subject matter contained herein.

Please indicate your acceptance of the terms and provisions of this Agreement by signing both copies of this letter agreement and returning one copy to me. Please keep a copy for your files. By signing below, you acknowledge and agree that you have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and legally binding on you and the Company. This letter agreement shall be governed by and construed under the internal laws, but not any law of conflicts that would require the application of the laws of any other jurisdiction, of the State of Maryland and may be executed in several counterparts.

Very truly yours,
/s/ George E. Bull, III George E. Bull, III Chairman and Chief Executive Officer

Agreed and Accepted:
/s/ Douglas B. Hansen Douglas B. Hansen